Exhibit 99.2

APEXIGEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Apexigen’s management believes is relevant to an assessment and understanding of Apexigen’s results of operations and financial condition. You should read the following discussion and analysis of Apexigen’s results of operations and financial condition together with Apexigen’s financial statements and related notes and other information included elsewhere in the Company’s most recent Quarterly Report on Form 10-Q filed August 18, 2022, and in the Company’s Current Report on Form 8-K filed August 4, 2022, as amended. This discussion and analysis should also be read together with audited financial statements for the years ended December 31, 2020 and 2021, unaudited condensed financial statements for the three and six months ended June 30, 2021 and 2022, and the unaudited pro forma condensed combined financial information as of June 30, 2022 and for the year ended December 31, 2021 and the six months ended June 30, 2022. In addition to historical financial information, this discussion contains forward-looking statements based upon Apexigen’s current expectations that involve risks and uncertainties. Apexigen’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed August 18, 2022, and in the Company’s Current Report on Form 8-K filed August 4, 2022, as amended. Unless otherwise indicated or the context otherwise requires, references included in this Apexigen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Apexigen,” “Apexigen’s,” and ”its” refer to Apexigen.

Overview

Apexigen is a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapies for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. Apexigen and its licensees are advancing a pipeline of protein therapeutics that were discovered using our APXiMAB antibody platform. Our clinical-stage pipeline currently consists of several product candidates, including our lead candidate, sotigalimab (“sotiga” or “APX005M”), and five programs that our licensees are developing or commercializing. Apexigen is also advancing through discovery and preclinical development several innovative antibodies Apexigen discovered using its platform.

Since inception, Apexigen has devoted substantially all of its resources to performing research and development activities in support of its product development and licensing efforts. Apexigen does not have any products approved for sale and has not generated any revenue from product sales. Apexigen has funded its operations primarily through the issuance of convertible preferred stock as well as through proceeds from license agreements and borrowings under a debt arrangement. Apexigen’s net losses were $7.0 million and $8.1 million for the three months ended June 30, 2021 and 2022, respectively, and $13.5 million and $17.1 million for the six months ended June 30, 2021 and 2022. Apexigen expects to continue to incur significant losses for the foreseeable future. As of June 30, 2022, Apexigen had an accumulated deficit of $161.9 million.

Apexigen expects its operating expenses to increase significantly as Apexigen continues to discover, develop, seek regulatory approvals for and prepare for potential commercialization of Apexigen’s product candidates, in particular to advance sotiga into additional and potentially registration-enabling clinical trials and advance APX601 into clinical development. Apexigen’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its clinical trials and its expenditures on other research and development activities.

Apexigen will need substantial additional funding, in addition to the net proceeds of the Transaction (as defined below), to support its continuing operations and to pursue its long-term development strategy. Apexigen may seek additional funding through the issuance of Apexigen’s common stock, other equity or debt financings or collaborations or partnerships with other companies. The amount and timing of Apexigen’s future funding requirements will depend on many factors, including the pace and results of its clinical development efforts for its product candidates and other research, development, manufacturing, and commercial activities.

Apexigen was incorporated in Delaware in 2010, the year Apexigen was spun off from Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam PLC (“Abcam”) in 2012. Apexigen was spun off from Epitomics to focus on the discovery, development and commercialization of humanized monoclonal antibody therapeutics. Apexigen is headquartered in San Carlos, California.

COVID-19 Impact and Business Update

The ongoing COVID-19 pandemic continues to affect economies and business globally. The pandemic may continue to affect Apexigen’s business operations such as its ability to initiate and complete ongoing, planned or future clinical trials and preclinical studies. Apexigen anticipates a continued impact in the second half of 2022. Apexigen’s ability to raise additional funds to support its operations may also be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the U.S. and worldwide resulting from the ongoing COVID-19 pandemic. Apexigen actively monitors and manages its responses and continues to assess actual and potential impacts onto its operations and financial condition, as well as its business developments.

Apexigen cannot predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its business, financial condition and operations, including planned research, manufacturing and clinical development timelines. The impact of the COVID-19 pandemic on Apexigen’s financial performance will depend on future developments, including the duration of and surges in the pandemic, including due to new variants of the virus, the pandemic’s impact on Apexigen’s manufacturing activities, clinical trials (including enrollment and operations at clinical trial sites), contract research organizations (“CROs”), and other third parties with whom it does business and the pandemic’s impact on Apexigen’s employees. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, Apexigen’s business may be significantly adversely affected.

Business Combination Agreement and Related Agreements

On March 17, 2022, BCAC and Apexigen entered into a definitive business combination agreement (“Business Combination Agreement”) pursuant to which BCAC and Apexigen would combine, with the equityholders of both entities holding equity in the Combined Company listed on the Nasdaq Stock Exchange and with Apexigen’s equityholders owning a majority of the equity in the Combined Company. The transactions contemplated under the Business Combination Agreement (the “Transaction”) closed on July 29, 2022. Apexigen equityholders received equity in the Combined Company in the form of common shares and warrants. Under the Business Combination Agreement, Apexigen was valued at $205.0 million on a fully diluted basis, net of exercise proceeds for Apexigen’s pre-closing options. In addition, concurrent with the execution of the Business Combination Agreement, BCAC, Apexigen and Lincoln Park entered into a committed investment agreement under which the Combined Company would have the right to direct Lincoln Park to purchase up to an aggregate of $50 million of common stock of the Combined Company over a 24-month period pursuant to the terms of an investment agreement.

As a result, the Combined Company received approximately $19.0 million in gross proceeds funded by approximately $4.5 million in cash held in BCAC’s trust account net of redemption and $14.5 million from the PIPE. The Combined Company incurred $8.9 million in transaction expenses relating to the Transaction, consisting of banking, legal, and other professional fees. The PIPE investors receive an aggregate of 1,452,000 units (each a “PIPE Unit”) at a purchase price of $10.00 per unit. Each PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after July 29, 2022 and terminating on the five-year anniversary of July 29, 2022. The Business Combination was a subsequent event and was not reflected in the disclosure within the management’s discussion and analysis as of June 30, 2022 and for the three months and six months ended June 30, 2022.

Components of Results of Operations

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Apexigen expenses research and development costs as incurred. Nonrefundable advance payments that Apexigen makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Research and development expenses include:

•	Expenses incurred under agreements with third-party contract research organizations for clinical development;

•	Costs related to production of drug substance, drug product and clinical supply, including fees paid to third-party contract manufacturers;

•	Laboratory and vendor expenses related to the execution of preclinical activities;

•	Employee-related expenses, which include salaries, benefits and stock-based compensation; and

•	Facilities, depreciation and amortization, insurance and other direct and allocated expenses incurred in Apexigen’s research and development activities

The following table summarizes Apexigen’s research and development expenses incurred for the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	2021	2022	2021	2022
		(Unaudited)
Clinical development	$2,025	$1,599	$4,091	$3,428
Contract manufacturing	920	2,278	1,688	5,406
Discovery and non-clinical	434	400	952	825
Personnel costs	1,009	1,403	2,267	2,881
Other allocated indirect costs	270	325	623	573

Total research and development expenses	$4,658	$6,005	$9,621	$13,113

Apexigen expects its research and development expenses to increase substantially for the foreseeable future as Apexigen advances the clinical development of sotiga, including potentially into a registration-enabling clinical trial, and advances APX601 through an Investigational New Drug (IND) application and into clinical development. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of Apexigen’s product candidates is highly uncertain. As a result, Apexigen is unable to determine the duration and completion costs of Apexigen’s research and development projects or when and to what extent Apexigen will generate revenue from the commercialization and sale of any of Apexigen’s product candidates.

General and Administrative Expenses

General and administrative expenses consist of salaries, benefits, and stock-based compensation expense for personnel in executive, operations, legal, human resources, finance and administrative functions, professional fees for legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities. Apexigen expenses general and administrative costs in the periods in which they are incurred.

Apexigen expects that its general and administrative expenses will increase substantially over the next several years as Apexigen hires additional personnel to support the continued research and development of its products and growth of its business. Following the completion of the Merger, Apexigen also anticipates that Apexigen will incur significant additional expenses related to compliance with the rules and regulations of the SEC, Sarbanes Oxley Act and the listing standards of Nasdaq, additional corporate, director and officer insurance expenses, increased legal, audit and consulting fees and greater investor relations expenses. As a result, Apexigen expects that the general and administrative expenses will increase in future periods in the near-term.

Interest Income, Net

Interest income primarily relates to interest income on its cash, cash equivalents and short-term investments. Other expense relates to fees related to its short-term investments.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2021 and 2022

The following table presents Apexigen’s statement of operations data for the three and six months ended June 30, 2021 and 2022, and the dollar and percentage change between the two periods (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2022	$ Change	% Change	2021	2022	$ Change	% Change
	(Unaudited)				(Unaudited)
Operating expenses:
Research and development	$4,658	$6,005	$1,347	28.9%	$9,621	$13,113	$3,492	36.3%
General and administrative	2,389	2,139	(250)	-10.5%	3,928	4,124	196	5.0%

Total operating expenses	7,047	8,144	1,097	15.6%	13,549	17,237	3,688	27.2%

Loss from operations	(7,047)	(8,144)	(1,097)	15.6%	(13,549)	(17,237)	(3,688)	27.2%
Interest income, net	12	40	28	233.3%	27	91	64	237.0%

Net loss	$(7,035)	$(8,104)	$(1,069)	15.2%	$(13,522)	$(17,146)	$(3,624)	26.8%

Costs and Expenses

Research and Development

Research and development expenses increased by $1.3 million, or 28.9%, from $4.7 million for the three months ended June 30, 2021 to $6.0 million for the three months ended June 30, 2022. The increase primarily relates to an increase of $1.3 million in contract manufacturing. Apexigen does not track its research and development expenses by product candidate. Certain fluctuations in research and development expenses can however be partially attributed to specific product candidates, and such detail is disclosed as applicable below.

The $1.3 million increase in contract manufacturing costs was primarily due to a $1.8 million increase in sotigalimab, partially offset by a $0.5 million decrease in APX601 contract manufacturing as the Company completed its GMP drug substance manufacturing run in the three months ended June 30, 2022.

Research and development increased by $3.5 million, or 36.3%, from $9.6 million for the six months ended June 30, 2021 to $13.1 million for the six months ended June 30, 2022. The increase primarily relates to an increase of $3.7 million in contract manufacturing, partially offset by the decrease of $0.2 million in discovery and other non-clinical costs.

The $3.7 million increase in contract manufacturing costs was primarily due to a $3.5 million increase related to sotigalimab manufacturing costs and a $0.4 million increase in APX601 resulting from a GMP drug substance manufacturing run incurred in the first quarter of 2022, partially offset by a $0.2 million decrease related to APX701.

General and Administrative

General and administrative expenses decreased by $0.3 million, or 10.5%, from $2.4 million for the three months ended June 30, 2021 to $2.1 million for the three months ended June 30, 2022. The decrease is primarily attributable to a $0.3 million decrease in spending on professional services.

General and administrative expenses increased by $0.2 million, or 5.0%, from $3.9 million for the six months ended June 30, 2021 to $4.1 million for the six months ended June 30, 2022. The increase is primarily attributable to a $0.2 million increase in compensation.

Interest Income, Net

Interest income, net, was not significant for the three and six months ended June 30, 2021 and 2022.

Liquidity and Capital Resources

Since inception through June 30, 2022, Apexigen has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. Apexigen’s net losses were $7.0 million and $8.1 million for the three months ended June 30, 2021 and 2022, respectively, and $13.5 million and $17.1 million for the six months ended June 30, 2021 and 2022, respectively. As of June 30, 2022, Apexigen had an accumulated deficit of $161.9 million. Apexigen has funded its operations to date primarily through the issuance of convertible preferred stock as well as through proceeds from license agreements and borrowings under a debt arrangement and will continue to be dependent upon equity and/or debt financings or collaboration-related revenue until Apexigen is able to generate positive cash flows from its operations. As of June 30, 2022, Apexigen had $21.6 million in cash, cash equivalents and short-term investments. Apexigen’s cash and cash equivalents consist primarily of bank deposits and money market funds. Apexigen’s short-term investments consist of government debt securities, corporate debt securities, commercial paper and asset-backed securities.

Funding Requirements

Apexigen’s primary use of cash, cash equivalents, and short-term investments is to fund operating expenses, which consist primarily of research and development expenditures related to Apexigen’s programs, and to a lesser extent, general and administrative expenditures. Apexigen plans to increase Apexigen’s research and development expenses for the foreseeable future as Apexigen continues the clinical development of Apexigen’s current and future product candidates. At this time, due to the inherently unpredictable nature of clinical development and the impact of the COVID-19 pandemic, Apexigen cannot reasonably estimate the costs Apexigen will incur and the timelines required to complete development, obtain marketing approval, and commercialize Apexigen’s current product candidate or any future product candidates. For the same reasons, Apexigen is also unable to predict when, if ever, Apexigen will generate revenue from product sales or Apexigen’s current or any future license agreements that Apexigen may enter into or whether, or when, if ever, Apexigen may achieve profitability. Clinical and preclinical development timelines, the probability of success, and development costs can differ materially from expectations. In addition, Apexigen cannot forecast the timing and amounts of milestone, royalty and other revenue from licensing activities, which future product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect Apexigen’s development plans and capital requirements.

Apexigen’s future funding requirements will depend on many factors, including the following:

•

the progress, timing, scope, results and costs of Apexigen’s clinical trials and preclinical studies for Apexigen’s product candidates, including the ability to enroll patients in a timely manner for Apexigen’s clinical trials;

•	the costs of obtaining clinical and commercial supplies and validating the commercial manufacturing process for sotigalimab and any other product candidates;

•	Apexigen’s ability to successfully commercialize sotigalimab and any other product candidates;

•	the cost, timing and outcomes of regulatory approvals;

•	the extent to which Apexigen may acquire or in-license other product candidates and technologies;

•	the timing and amount of any milestone, royalty or other payments Apexigen is required to make pursuant to any current or future collaboration or license agreement;

•	the extent to which Apexigen receives royalty payments though Apexigen’s current or any future partnership arrangements;

•	Apexigen’s ability to attract, hire and retain qualified personnel;

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the impact of the ongoing COVID-19 pandemic, which may exacerbate the magnitude of the factors discussed above.

Due to Apexigen’s significant research and development expenditures, Apexigen has generated operating losses in all periods presented. Apexigen expects to incur substantial additional losses in the future as Apexigen expands its research and development activities. Based on its research and development plans, there is uncertainty regarding Apexigen’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to its ability to continue as a going concern. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to Apexigen.

In addition to the proceeds that were received from the proposed business combination transaction, including the related PIPE, Apexigen may seek additional funds through the sale and issuance of shares of its common stock in private or public offerings, other equity or debt financings, its committed investment agreement with Lincoln Park, collaborations or partnerships with third parties, or other transactions to monetize assets, including Apexigen’s right to receive milestone payments and royalties under Apexigen’s out-license arrangements. Apexigen cannot assure that Apexigen will succeed in acquiring additional funding at levels sufficient to fund its operations or on terms favorable to Apexigen. If Apexigen is unable to obtain adequate financing when needed, Apexigen may have to delay, reduce the scope of or suspend one or more of its clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of Apexigen’s product candidates, Apexigen is unable to estimate the amount of increased capital outlays and operating expenditures associated with Apexigen’s current and planned research, development and manufacturing activities.

To the extent that Apexigen raises additional capital through strategic alliances or licensing arrangements with third parties, Apexigen may have to relinquish valuable rights to Apexigen’s product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to Apexigen. If Apexigen raises additional capital through public or private equity offerings, the ownership interest of Apexigen’s then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Apexigen’s stockholders’ rights. If Apexigen raises additional capital through debt financing, Apexigen may be subject to covenants limiting or restricting Apexigen’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Cash Flows

The following table summarizes Apexigen’s cash flow data for the periods presented (in thousands):

	Six Months Ended June 30,
	2021	2022
	(Unaudited)
Net cash used in operating activities	$(13,432)	$(14,142)
Net cash provided by investing activities	10,297	2,919
Net cash (used in) provided by financing activities	24	(576)

Comparison of the Six Months Ended June 30, 2021 and 2022

Operating Activities

For the six months ended June 30, 2021, cash used in operating activities was $13.4 million, which consisted of a net loss of $13.5 million, adjusted by non-cash charges of $1.1 million and a net change of $1.0 million in our net operating assets and liabilities. The non-cash charges are primarily comprised of $0.6 million for stock-based compensation expense, $0.3 million for non-cash lease expense, $0.1 million for accretion of discounts and amortization of premiums on marketable securities, and $0.1 million for depreciation expense. The change in our net operating assets and liabilities was primarily due to a decrease of $1.5 million related to increased prepaid expenses and decreased accounts payable and a decrease of $0.3 million in cash lease payments, partially offset by an increase of $0.8 million in deferred revenue for the royalty payment received during the six months ended June 30, 2022.

For the six months ended June 30, 2022, cash used in operating activities was $14.1 million, which consisted of a net loss of $17.1 million, adjusted by non-cash charges of $1.1 million and a net change of $2.0 million in our net operating assets and liabilities. The non-cash charges are primarily comprised of $0.8 million for stock-based compensation expense, $0.2 million for non-cash lease expense, and $0.1 million for depreciation expense. The change in our net operating assets and liabilities was primarily due to an increase of $2.0 million in accounts payable as a result of timing of payments.

Changes in prepaid expenses and other current assets, accounts payable and accrued liabilities were generally due to the advancement of our research programs and the timing of vendor payments.

Investing Activities

For the six months ended June 30, 2021 and 2022, cash provided by investing activities was $10.3 million and $2.9 million, respectively. The change in cash flows from investing activities was principally from the timing of purchases and sales of marketable securities.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was not significant. Net cash used in financing activities for the six months ended June 30, 2022 was $0.6 million. The increase in cash used in financing activities was primarily the cash paid for deferred offering costs during the period.

Contractual Obligations

Apexigen leases its principal facility under a non-cancelable operating lease agreement with a lease term ending in April 2023. In April 2021, Apexigen entered into a sublease arrangement for additional office space which expired on December 31, 2021. Total expense incurred under the sublease arrangement was $52,000 for the year ended December 31, 2021.

In addition, Apexigen has entered into certain licensing agreements pursuant to which Apexigen will owe royalty payments if and when Apexigen sublicenses or commercializes certain of Apexigen’s products, as well as certain collaboration agreements pursuant to which Apexigen may in the future owe certain amounts to Apexigen’s collaboration partners upon the achievement of certain milestones. Because these obligations are uncertain, and their timing and amount are not known, they are not included in the table above. These agreements are described in more detail in the section titled “Licensing and Other Arrangements” below.

Apexigen also enters into agreements in the normal course of business with contract research organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes, which are generally cancelable upon written notice. These obligations and commitments are also not included in the table above.

Licensing and Other Arrangements

Apexigen has entered into royalty-bearing license agreements and partnership agreements. Under the terms of these agreements described below, Apexigen has the right to collect, or is obligated to pay, certain milestone payments upon the achievement of specified pre-clinical, clinical or commercial milestones.

Beovu® and Antibody Candidate Discovery and Development Agreement with Novartis

Apexigen has an agreement with Novartis relating to antibodies that Epitomics generated that target certain molecules which were used to develop antibody product candidates. Under the agreement, Novartis has a non-exclusive, irrevocable, worldwide, sublicensable, royalty-bearing and perpetual license to Apexigen’s rights in certain intellectual property to develop and commercialize those drug product candidates. Pursuant to the terms of the agreement, the upfront fee and all milestone payments due upon the achievement of certain pre-clinical and clinical development milestones have been paid. Novartis remains obligated to pay Apexigen a very low single-digit royalty on net sales of the Beovu (brolucizumab-dbll) product for therapeutic uses by Novartis, its affiliates or licensees.

In October 2019, Novartis’ Beovu was approved for commercial sale. Novartis has disputed its obligation to pay Beovu royalties to Apexigen and continues to pay such royalties under protest. As a result, Apexigen has determined that any sales-based royalty revenue that Apexigen may earn under this agreement is currently fully constrained. Apexigen has recorded the Beovu royalty proceeds as deferred revenue in the balance sheets. Deferred revenue totaled $3.6 million and $4.6 million as of December 31. 2021 and June 30, 2022, respectively.

Other Agreements

Apexigen has entered into certain other partnership program agreements that may eventually lead to royalty payments or other payments to Apexigen, but Apexigen does not anticipate any potential payments under these agreements in the foreseeable future, if at all.

Clinical Collaborations

Apexigen has entered into a number of collaboration arrangements for the clinical development of sotigalimab with companies and academic and non-profit institutions. These arrangements specify whether Apexigen and/or the collaborator bears the cost of the clinical trials, and in the case of combination therapies, typically the collaborators provide the supply of such drug products while Apexigen supplies sotigalimab. Apexigen’s applicable share of the costs of these clinical collaborations are reflected in its research and development expenses.

Apexigen entered into an agreement with the PICI whereby PICI sponsored a Phase 1b/2 clinical trial, APX005M-004, to evaluate the combination of sotigalimab with gemcitabine and nab-paclitaxel, with and without nivolumab, in patients with metastatic pancreatic adenocarcinoma. PICI funded the cost of the study, and Apexigen supplied sotigalimab and provide related services at no cost to PICI.

In October 2019, Apexigen amended the PICI agreement. As a result of the amendment, Apexigen paid $1.0 million in cash and issued 1,290,540 shares of Apexigen’s common stock to PICI as compensation for services PICI rendered. The cash payment and the fair value of the common stock of $0.9 million were recognized immediately as research and development expense. Upon completion of the other milestones, Apexigen recognized $0.7 million in research and development expenses for the year ended December 31, 2020. There were no expenses recognized during the year ended December 31, 2021 and six months ended June 30, 2022.

Upon achievement of certain regulatory and clinical milestones related to the development of sotigalimab in pancreatic cancer, Apexigen will be obligated to pay an aggregate of up to $9.5 million in cash and shares of Apexigen’s common stock. Because Apexigen is not currently advancing the development of sotiga in pancreatic cancer, none of these milestones was probable as of June 30, 2022, and no amounts have been recognized.

Off-Balance Sheet Arrangements

Apexigen does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future significant effect on Apexigen’s financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Apexigen’s financial statements are prepared in accordance with GAAP. The preparation of the financial statements in conformity with GAAP requires Apexigen’s management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Apexigen evaluates its significant estimates on an ongoing basis, including estimates related to accruals for research and development costs, stock-based compensation and uncertain tax positions. Apexigen bases its estimates on historical experience and on various other assumptions that Apexigen believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Apexigen believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Apexigen believes these are the most critical to aid in fully understanding and evaluating its financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to the financial statements included in the Company’s Current Report on Form 8-K filed August 4, 2022, as amended.

Emerging Growth Company

Apexigen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Apexigen has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Apexigen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Apexigen’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, Apexigen recognizes revenue when Apexigen transfers promised goods or services to customers in an amount that reflects the consideration to which Apexigen expects to be entitled in exchange for those goods or services. Apexigen has not commenced sales of its monoclonal antibodies and did not have a product available for market as of June 30, 2022.

Apexigen has other license agreements with third parties, under which Apexigen may also earn contingent fees including milestone payments based on counterparty performance and royalties on sales. Apexigen will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. Apexigen will recognize sales-based royalties as revenue when the underlying sales occur.

For more information on revenue recognition, see Note 2, Summary of Significant Accounting Policies, to the financial statements included in the Company’s Current Report on Form 8-K filed August 4, 2022, as amended.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development consist of costs incurred for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.

Apexigen estimates external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on Apexigen’s behalf. Apexigen records the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the balance sheets. These costs are a component of Apexigen’s research and development expenses. Apexigen accrues for these costs based on factors such as the numbers of subject visits, the number of active patients, the numbers of patient enrolled, and estimates of the work completed and other measures in accordance with agreements established with its third-party service providers. As actual costs become known, Apexigen adjusts its accrued liabilities. Apexigen has not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from Apexigen’s estimates, resulting in adjustments to expenses in future periods. Changes in these estimates that result in significant changes to Apexigen’s accruals could significantly affect its results of operations.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development are capitalized and then expensed as the related goods are delivered or the services are performed. Apexigen evaluates such payments for current or long-term classification based on when they will be realized.

Fair Value Measurements

Apexigen applies fair value accounting to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amount of Apexigen’s financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.

For more information, see Note 3, Fair Value Measurement, to the financial statements included in the Company’s Current Report on Form 8-K filed August 4, 2022, as amended.

Stock-based Compensation

Stock-based compensation, inclusive of stock options with only a service condition and stock options with performance conditions, are awarded to Apexigen’s officers, directors, employees, and certain non-employees.

Apexigen accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation—Stock Compensation.” Apexigen measures all stock-based awards granted to employees and non-employees based on the estimated grant date fair value. For awards subject to service-based vesting conditions, Apexigen recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Apexigen recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Apexigen recognizes forfeitures as they occur.

Apexigen calculates the fair value of stock options using the Black-Scholes option pricing model and recognize expense using the straight-line attribution approach. The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including the fair value of Apexigen’s common stock, the expected term of the awards, expected stock price volatility, the risk-free interest rate for a period that approximates the expected term of the awards and Apexigen’s expected dividend yield.

Expected Term—Apexigen determines the expected life of options granted using the “simplified” method. Under this approach, Apexigen presumes the expected terms to be the mid-point between the weighted-average vesting term and the contractual term of the option. The simplified method makes the assumption that the award recipient will exercise share options evenly over the period when the share options are vested and ending on the date when the share options would expire.

Risk-Free Interest Rate—Apexigen bases the risk-free interest rate from the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.

Expected Volatility—Because Apexigen’s stock is not traded in an active market, Apexigen calculates volatility by using the historical volatilities of the common stock of comparable publicly traded companies. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Apexigen will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Expected Dividends—Apexigen has never paid cash dividends on Apexigen’s common stock and does not have plans to pay cash dividends in the future. Therefore, Apexigen uses an expected dividend yield of zero.

Common Stock Valuation—Given the absence of a public trading market of Apexigen’s common stock, the Board considers numerous subjective and objective factors to determine the best estimate of fair value of Apexigen’s common stock underlying the stock options granted to its employees and non-employees. In determining the grant date fair value of its common stock, Apexigen uses certain assumptions, including probability weighting events, volatility, time to liquidation, risk-free interest rate, and assumption for a discount for lack of marketability. Apexigen uses a hybrid of the Option Pricing Model (“OPM”) and the Probability-Weighted Expected Return Method (“PWERM”) for determining its enterprise value. Application of these methods involves the use of estimates, judgments, and assumptions that are complex and subjective, such as those regarding Apexigen’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Following completion of the Merger, the Board intends to determine the fair value of the common stock based on the closing price of the common stock on or around the date of grant.

As of June 30, 2022, the unrecognized stock-based compensation expense related to stock options was $2.6 million and is expected to be recognized as expense over a weighted-average period of approximately 2.7 years.

For more information, see Note 10, Stock-Based Compensation, to the financial statements included in the Company’s Current Report on Form 8-K filed August 4, 2022, as amended.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to Apexigen’s financial statements included in the Company’s Current Report on Form 8-K filed August 4, 2022, as amended.

Quantitative and Qualitative Disclosures about Market Risk

Apexigen is exposed to certain credit and interest rate risks as part of Apexigen’s ongoing business operations.

Credit Risk

Apexigen is exposed to credit risk on Apexigen’s investment portfolio. Investments that potentially subject Apexigen to credit risk consist principally of cash, cash equivalents and short-term investments. Apexigen places its cash, cash equivalents and short-term investments with financial institutions with high credit standing and its excess cash in marketable investment grade securities. Apexigen’s short-term investments consist of government debt securities, corporate debt securities, commercial paper, and asset backed securities.

Interest Rate Risk

Apexigen had cash, cash equivalents and short-term investments of $36.4 million and $21.6 million as of December 31, 2021 and June 30, 2022, respectively. The primary goals of Apexigen’s investment policy are liquidity and capital preservation. Apexigen does not enter into investments for trading or speculative purposes. Apexigen believes that Apexigen does not have any significant exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of Apexigen’s cash and cash equivalents. Declines in interest rates, however, would reduce future investment income. A hypothetical 1.00% (100 basis points) increase in interest rates would not have materially impacted the fair value of Apexigen’s short-term investments as of December 31, 2021 and June 30, 2022. If overall interest rates had increased or decreased by 1.00% (100 basis points), Apexigen’s interest income would not have been materially affected during the year ended December 31, 2021 or six months ended June 30, 2022.

Effects of Inflation

Inflation generally affects Apexigen by increasing Apexigen’s cost of labor and research and development contracts. Apexigen does not believe that inflation has had a significant effect on Apexigen’s financial results during the periods presented. However, to the extent that the inflation the United States has recently been experiencing results in rising interest rates and has other adverse effects on the market, it may adversely affect our future consolidated financial condition and results of operations.